Exhibit 13.16

[Form of follow-up email from JP Richardson to
select prospective investors that received the initial email]

Hi [Name],

I want to give you an update:

On March 16, 2021, Exodus publicly filed its amended preliminary offering circular for the planned sale of up to $75 million in Class A common stock to the public at a price of $27.42 a share. The preliminary offering circular may be viewed on the SEC website. All of the terms of the planned offering are in the preliminary offering circular, which remains subject to the review and qualification of the SEC.

In this planned offering, the purchases of shares of our common stock would be made through the mobile or desktop versions of the Exodus Wallet (https://www.exodus.com/invest). The shares would be paid for with Bitcoin (BTC), Ethereum (ETH) and USD Coin (USDC).  We intend for the shares to be represented digitally by common stock tokens on a blockchain.

Daniel Castagnoli and I, the co-founders and directors of Exodus, are excited about the future of the Exodus platform and the power of blockchain technology.

Let me know if you have any questions.

Thanks.

-JP

Forward-looking statements

This communication contains forward-looking statements that are based on our beliefs and assumptions and on information currently available to us. In some cases, you can identify forward-looking statements by the following words: “will,” “expect,” “would,” “intend,” “believe,” or other comparable terminology. Forward-looking statements in this document include, but are not limited to, statements about our future financial performance, our business plan, our market opportunities and beliefs and objectives for future operations. These statements involve risks, uncertainties, assumptions and other factors that may cause actual results or performance to be materially different. More information on the factors, risks and uncertainties that could cause or contribute to such differences is included in our filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion & Analysis” sections of our offering statement on Form 1-A. We cannot assure you that the forward-looking statements will prove to be accurate. These forward-looking statements speak only as of the date hereof. We disclaim any obligation to update these forward-looking statements

Testing the Waters

This communication may be deemed “testing the waters” material under Regulation A under the Securities Act of 1933. We are not under any obligation to complete an offering under Regulation A. We will only be able to make sales after the Securities and Exchange Commission(SEC) has qualified the offering statement that we have filed with the SEC. The information in that offering statement is more complete than the information we are providing now, and could differ in important ways. You must read the documents filed with the SEC before investing. No money or other consideration is being solicited, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement filed by the company with the SEC has been qualified by the SEC. Any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the date of qualification. An indication of interest involves no obligation or commitment of any kind. Any person interested in investing in any offering of Exodus’s Class A common stock should review our disclosures and the publicly filed offering statement and the preliminary offering circular that is part of that offering statement at https://www.sec.gov/Archives/edgar/data/1821534/000114036121008799/nt10013846x10_1aa.htm.  Exodus is not registered, licensed or supervised as a broker dealer or investment adviser by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA) or any other financial regulatory authority or licensed to provide any financial advice or services.

No offer to sell securities or solicitation of an offer to buy securities is being made in any state where such offer or sale is not permitted under the blue sky or state securities laws thereof. No offering is being made to individual investors unless and until the offering has been registered in that state or an exemption from registration exists. Exodus intends to complete an offering under Tier 2 of Regulation A and as such intends to be exempted from state registration pursuant to federal law. Although an exemption from registration under state law may be available, Exodus may still be required to provide a notice filing and pay a fee in individual states. No offer to sell securities or solicitation of an offer to buy securities is being made in any international jurisdiction where such offer or sale is not permitted under the securities laws thereof. No offering is being made to individual investors unless and until the offering has been approved by a competent authority in such international jurisdiction or is made in accordance with an exemption from the relevant international jurisdiction’s securities laws.

[Form of initial email from JP Richardson to select potential investors]

Hi [Name],

I’m JP, CEO of Exodus - https://www.exodus.com

Exodus is beautiful and easy-to-use non-custodial wallet that allows customers to send, receive, and manage a portfolio of cryptocurrencies. Our most popular feature is the built-in exchange that allows trading of over 10k pairs.

Over 1 million people trust our software to keep their assets safe. We’re on track to do $100MM in revenue in 2021.

Now, we’re making history. We are the first company to initially offer our common stock to the public represented digitally on the blockchain. Only to be purchased with cryptocurrency. All 100% inside of the Exodus platform (https://www.exodus.com/invest). SEC-regulated through Regulation A+.

We believe that by doing this offering, we can reinvent capital markets. Other companies will see the power of raising money directly from our 1 million customers and will want to raise money on the Exodus platform. Thus, rebuilding the stock market from the ground-up on blockchain technology.

We have $50MM on our balance sheet and are financially strong. To date, we’ve only raised $538k and have no formal board or VCs.

We would love to have you invest anywhere from $500k to $1MM as a part of the $75MM raise. But not more.

Are you interested in learning more?

Thanks.

-JP